EXHIBIT 4.14

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of this 22nd day of September, 2004, between NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation (“NCF”), and SUNTRUST BANKS, INC., a Georgia corporation (“SunTrust”).

W I T N E S S E T H

WHEREAS, NCF and The Bank of New York, a New York banking corporation, as trustee are parties to an Indenture dated as of March 27, 1997, as supplemented by First Supplemental Indenture, dated March 27, 1997, pursuant to which NCF has issued $51,547,000 principal amount of the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 to evidence a loan made to NCF of the proceeds from the issuance of Floating Rate Capital Trust Pass-through Securities(SM) (the “Capital Securities”) of the National Commerce Capital Trust I, a Delaware statutory business trust (the “Trust”), and of common securities of the Trust (the “Common Securities);

WHEREAS, NCF has guaranteed the distributions and payments of amounts due under the Common Securities and the Capital Securities to the extent set forth in the Common Securities Guarantee Agreement dated as of March 27, 1997 (the “Common Guarantee Agreement”), between NCF and The Bank of New York, as Guarantee Trustee and the Capital Securities Guarantee Agreement dated as of March 27, 1997, between NCF and The Bank of New York, as Guarantee Trustee (the “Capital Guarantee Agreement”, together with the Common Guarantee Agreement, the “Guarantee Agreements”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May 7, 2004, by and between SunTrust and NCF (the “Merger Agreement”), NCF will merge with and into SunTrust (the “Merger”) and SunTrust will be the surviving entity;

WHEREAS, Section 5.1 of the Common Guarantee Agreement and Section 9.1 of the Capital Guarantee Agreement allow NCF to assign all of its right, title and interest in and to the Guarantee Agreements;

WHEREAS, NCF desires to assign, transfer and deliver to SunTrust, all right, title and interest to the Guarantee Agreements, and SunTrust desires to assume all of NCF’s liabilities and obligations under and pursuant to the Guarantee Agreements; and

WHEREAS, in connection with the Merger, at the effective time of the Merger, SunTrust will assume all of NCF’s obligations in connection with the Guarantee Agreements.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, NCF and SunTrust mutually covenant and agree as follows:

ARTICLE 1

ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS

Section 1.01 Assignment. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, NCF does hereby assign, transfer and deliver to SunTrust all right, title and interest in the Guarantee Agreements.

Section 1.02 Assumption. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, SunTrust, as the successor to NCF under the terms of the Merger Agreement, hereby expressly agrees to perform NCF’s obligations under the Guarantee Agreements.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Definitions. Capitalized terms used in this Assignment and not otherwise defined herein shall have the respective meanings set forth in the Guarantee Agreements.

Section 2.02 Counterparts. The parties may sign any number of copies of this Assignment. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.03 Headings. The Section headings are for convenience only and shall not affect the construction hereof.

Section 2.04 Effectiveness. This Assignment shall become effective and operative immediately, without any further action required by the parties hereto upon consummation of the Merger notwithstanding the earlier dated execution and delivery of this Assignment; provided that, if such Merger does not occur on or before October 31, 2004, this Assignment shall terminate and be void and of no effect.

Section 2.05 GOVERNING LAW. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the date first above written.

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
Name:	William R. Reed, Jr.
Title:	President and Chief Financial Officer

SUNTRUST BANKS, INC.

By:	/s/ Raymond D. Fortin
Name:	Raymond D. Fortin
Title:	Senior Vice President and General Counsel

Acknowledged as of this

22nd day of September, 2004:

THE BANK OF NEW YORK

By:	/s/ Ming Ryan	, as Guarantee Trustee
Name:	Ming Ryan
Title:	Vice President

[ASSIGNMENT AND ASSUMPTION AGREEMENT -

GUARANTEE AGREEMENT, DATED MARCH 27, 1997]

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